Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-293732 and 333-293732-02

Citigroup Global Markets Holdings Inc.

$29,500,000

Autocallable Buffered VanEck® Gold Miners ETF-Linked Notes due February 12, 2029

All Payments Due from Citigroup Global Markets Holdings Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Unlike conventional debt securities, the notes offered by this pricing supplement do not pay interest and do not repay a fixed amount of principal at maturity. The notes will mature on the maturity date (February 12, 2029) unless they are automatically called on the call observation date (February 8, 2028). The notes will be automatically called on the call observation date if the closing value of the VanEck® Gold Miners ETF (the “underlier” or the “ETF”) on such date is greater than or equal to 75.00% of the initial underlier value of $98.41, resulting in a payment on the call payment date equal to the stated principal amount of the notes times 119.90%.

If the notes are not automatically called, the amount that you will be paid on the maturity date is based on the performance of the underlier as measured from the trade date (September 8, 2026) to and including the determination date (February 8, 2029). If the final underlier value on the determination date is greater than or equal to 75.00% of the initial underlier value, you will receive the stated principal amount plus the maturity date premium (39.80% of each $1,000 stated principal amount of the notes). However, if the final underlier value declines from the initial underlier value by more than the 25.00% buffer amount, the return on the notes will be negative and you will lose approximately 1.3333% of the stated principal amount of the notes for every 1% by which that decline exceeds the 25.00% buffer amount. You could lose your entire investment in the notes. In exchange for the potential to receive a call premium or a maturity date premium and the limited buffer feature of the notes, you must be willing to forgo (i) any return in excess of the call premium or the maturity date premium, as applicable, (ii) any dividends paid on the underlier and (iii) interest on the notes.

The return on the notes is capped.  The maximum payment you could receive is limited if the notes are automatically called on the call observation date because of the call premium.  If the notes are not automatically called, your payment at maturity is limited to $1,398.00 for each $1,000 stated principal amount of the notes.

If the notes are not automatically called on the call observation date, to determine your payment at maturity, we will calculate the underlier return, which is the percentage increase or decrease in the value of the underlier from the initial underlier value to the final underlier value on the determination date. On the maturity date, for each $1,000 stated principal amount note you then hold, you will receive an amount in cash equal to:

•	if the underlier return is greater than or equal to -25.00% (the final underlier value is greater than or equal to 75.00% of the initial underlier value), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the maturity date premium; or

•	if the underlier return is less than -25.00% (the final underlier value is less than the initial underlier value by more than 25.00%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.3333 times (b) the sum of the underlier return plus 25.00% times (c) $1,000. This amount will be less than $1,000 and may be zero.

The notes are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc.  All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.  If Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you may not receive any amount due under the notes.  The notes will not be listed on any securities exchange and may have limited or no liquidity.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7.

	Issue Price(1)	Underwriting Discount(2)	Net Proceeds to Issuer
Per Note:	$1,000.00	$24.10	$975.90
Total:	$29,500,000.00	$710,950.00	$28,789,050.00

(1) On the date of this pricing supplement, the estimated value of the notes is $966.50 per note, which is less than the issue price.  The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance.  See “Valuation of the Notes” in this pricing supplement.

(2) CGMI, an affiliate of the issuer, is the underwriter for the offering of the notes and is acting as principal. The total underwriting discount in the table above assumes that the underwriter receives an underwriting discount for each note sold in this offering. For more information on the distribution of the notes, see “Summary Information—Key Terms—Supplemental plan of distribution” in this pricing supplement.  In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The notes are part of the Medium-Term Senior Notes, Series N of Citigroup Global Markets Holdings Inc. This pricing supplement is a supplement to the documents listed below and should be read together with such documents, which are available at the following hyperlinks:

•	Product Supplement No. EA-02-12 dated February 25, 2026

•	Underlying Supplement No. 13 dated February 25, 2026

•	Prospectus Supplement and Prospectus each dated February 25, 2026

Citigroup Global Markets Inc.

Pricing Supplement No. 2026-USNCH33996 dated September 8, 2026

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above.  The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

CGMI may use this pricing supplement in the initial sale of the notes.  In addition, CGMI or any other affiliate of Citigroup Inc. may use this pricing supplement in a market-making transaction in a note after its initial sale.

SUMMARY INFORMATION

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlier. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlier that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement. References to “securities” in the accompanying product supplement include the notes.

Key Terms

Issuer: Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.

Guarantee: all payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Underlier: shares of the VanEck® Gold Miners ETF (NYSE Arca symbol: “GDX”) (the “underlier issuer”). The underlier is referred to as the “underlying shares” and the underlier issuer is referred to as the “underlying ETF” in the accompanying product supplement.

Underlying index: with respect to the VanEck® Gold Miners ETF, the MarketVector Global Gold Miners Index. Prior to September 19, 2025, the underlier’s benchmark index was the NYSE Arca Gold Miners Index.

Stated principal amount: each note will have a stated principal amount of $1,000; $29,500,000 in the aggregate for all the offered notes

Purchase at amount other than the stated principal amount: the amount we will pay you on the call payment date or at the stated maturity date, as applicable, for the notes will not be adjusted based on the issue price you pay for the notes, so if you acquire notes at a premium (or discount) to the stated principal amount and hold them to the call payment date or the stated maturity date, as applicable, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the stated principal amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at the stated principal amount. See “Summary Risk Factors — If You Purchase Your Notes at a Premium to the Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Stated Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page PS-13 of this pricing supplement.

Cash settlement amount (paid on the call payment date):  if the notes are automatically called on the call observation date because the closing value of the underlier on such day is equal to or greater than the call value, for each $1,000 stated principal amount of the notes, we will pay you an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the call premium

Cash settlement amount (paid on the maturity date):  if the notes are not automatically called, on the maturity date, for each $1,000 stated principal amount of notes you then hold, we will pay you an amount in cash equal to:

•	if the final underlier value is greater than or equal to the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the maturity date premium; or

•	if the final underlier value is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate times (b) the sum of the underlier return plus the buffer amount times (c) $1,000

Initial underlier value: $98.41

The initial underlier value is a “Relevant Value” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial underlier value is subject to adjustment upon the occurrence of any of the events described in that section.

Final underlier value: the closing value of the underlier on the determination date, except in the limited circumstances described under “Description of the Securities — Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF — Delisting, Liquidation or Termination of an Underlying ETF” beginning on page EA-35 of the accompanying product supplement and subject to adjustment as provided under “Description of the Securities — Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF — Determining the Closing Price” on page EA-24 of the accompanying product supplement and “Description of the Securities — Consequences of a Market Disruption Event; Postponement of a Valuation Date” beginning on page EA-22 of the accompanying product supplement.

Underlier return: the quotient of (i) the final underlier value minus the initial underlier value divided by (ii) the initial underlier value, expressed as a positive or negative percentage

Buffer level: 75.00% of the initial underlier value

Buffer amount: 25.00%

Buffer rate: the quotient of the initial underlier value divided by the buffer level, which equals approximately 133.33%

Call observation date: February 8, 2028.  The call observation date is referred to as a “valuation date” in the accompanying product supplement and is subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur, as described under “Description of the Securities — Consequences of a Market Disruption Event; Postponement of a Valuation Date” beginning on page EA-22 of the accompanying product supplement.

Call payment date: February 10, 2028.  If the call observation date is postponed as provided under “Call observation date” above, the call payment date will also be postponed by the same number of business day(s) from but excluding the originally scheduled call observation date to and including the actual call observation date.

Call premium: 19.90%

Call level: 75.00% of the initial underlier value with respect to the scheduled call observation date

Maturity date premium: 39.80%

Trade date: September 8, 2026. The trade date is referred to as the “pricing date” in the accompanying product supplement.

Original issue date (settlement date): September 11, 2026. See “Supplemental plan of distribution” below for additional information.

Determination date: February 8, 2029. The determination date is referred to as the “valuation date” in the accompanying product supplement and is subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur, as described under “Description of the Securities — Consequences of a Market Disruption Event; Postponement of a Valuation Date” beginning on page EA-22 of the accompanying product supplement.

Maturity date: February 12, 2029

No interest: the notes will not bear interest

No listing: the notes will not be listed on any securities exchange or interdealer quotation system

Automatic redemption: If the closing value of the underlier on the call observation date is greater than or equal to the call level, the notes will be automatically called on the call observation date and we will pay the cash settlement amount on the call payment date

Business day: as described under “Description of the Securities — General” on page EA-21 in the accompanying product supplement

Scheduled trading day: as described under “Description of the Securities — Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF — Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions” on page EA-24 of the accompanying product supplement

Supplemental plan of distribution: Citigroup Global Markets Holdings Inc. expects to sell to CGMI, and CGMI expects to purchase from Citigroup Global Markets Holdings Inc., the aggregate stated principal amount of the offered notes specified on the front cover of this pricing supplement.  CGMI proposes initially to offer the notes to the public at the issue price set forth on the cover page of this pricing supplement, and to certain unaffiliated securities dealers at such price less a concession not in excess of 2.41% of the stated principal amount.  In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle one business day after the date on which the parties agree to the sale.  Because the settlement date for the notes is more than one business day after the trade date, investors who wish to sell the notes at any time prior to the business day preceding the original issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement.  Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes.  We have hedged our obligations under the notes through CGMI or other of our affiliates, or through a dealer participating in this offering or its affiliates. CGMI or such other of our affiliates or such dealer or its affiliates may profit from this hedging activity even if the value of the notes declines.  This hedging activity could affect the closing value of the underlier and, therefore, the value of and your return on the notes.  For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

ERISA: as described under “Benefit Plan Investor Considerations” beginning on page EA-58 in the accompanying product supplement.

Calculation Agent: CGMI

Paying Agent: Citibank, N.A.

CUSIP: 17334CWD2

ISIN: US17334CWD28

HYPOTHETICAL EXAMPLES

The table and examples below are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical underlier values on the call observation date and on the determination date could have on the cash settlement amount on the stated maturity date or whether the securities are called.

The table and examples below are based on a range of closing values for the underlier that are entirely hypothetical; no one can predict what the underlier value will be on any day throughout the life of the notes, and no one can predict what the closing value of the underlier will be on the call observation date or on the determination date. The underlier has been highly volatile in the past — meaning that the underlier value has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.  Investors in the notes will not receive any dividends on the underlier or the stocks held by the underlier issuer. The table and examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the Notes Is Not Equivalent to Investing in the Underlier” below.

The information in the table and examples below reflects hypothetical returns on the notes assuming that they are purchased on the original issue date at the stated principal amount and held to the call payment date or the maturity date, as applicable.  If you sell the notes in a secondary market prior to the maturity date, your return will depend upon the value of the notes at the time of sale, which may be affected by a number of factors that are not reflected in the table or examples below such as interest rates, the volatility of the underlier and our and Citigroup Inc.’s creditworthiness.  Please read “Summary Risk Factors—The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” in this pricing supplement.  It is likely that any secondary market price for the notes will be less than the issue price.

The information in the table and examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$1,000
Buffer level	75.00% of the initial underlier value
Buffer rate	approximately 133.33%
Buffer amount	25.00%
Call level on the call observation date	75.00% of the initial underlier value
Call premium	19.90%
Maturity date premium	39.80%

Neither a market disruption event nor a non-scheduled trading day occurs on the originally scheduled call observation date or the originally scheduled determination date

No change in or affecting the underlier, any of the stocks held by the underlier issuer or the method by which the underlying index sponsor calculates the underlying index

Notes purchased on original issue date at the stated principal amount and held to the call payment date or the stated maturity date, as applicable

The actual performance of the underlier over the life of the notes, as well as whether the notes are automatically called on the call observation date and the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier values shown elsewhere in this pricing supplement. For information about the historical values of the underlier during recent periods, see “The Underlier — Historical Closing Values of the Underlier” below.

If the notes are automatically called on the call observation date (i.e., on the call observation date, the closing value of the underlier is equal to or greater than the call level), the cash settlement amount that we would deliver for each $1,000 stated principal amount of the notes on the call payment date would be the sum of $1,000 plus the product of $1,000 times the call premium of 19.90%. If, for example, the closing value of the underlier on the call observation date were determined to be 120.000% of the initial underlier value, the notes would be automatically called and the cash settlement amount that we would deliver on the notes on the call payment date would be 119.90% of the stated principal amount of the notes or $1,199.00 for each $1,000 stated principal amount of the notes. The return on the notes upon automatic call is capped and may be less than the return on a direct investment in the underlier.

If the notes are not automatically called on the call observation date (i.e., the closing value of the underlier on the call observation date is less than the call level), the cash settlement amount we would deliver for each $1,000 stated principal amount note on the stated maturity date will depend on the performance of the underlier on the determination date, as shown in the table below. The table below assumes that the notes have not been automatically called on the call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date.

The values in the left column of the table below represent hypothetical final underlier values and are expressed as percentages of the initial underlier value.  The amounts in the right column represent the hypothetical cash settlement amounts (at maturity), based on the corresponding hypothetical final underlier value (expressed as a percentage of the initial underlier value), and are expressed as percentages of the stated principal amount of a note (rounded to the nearest one-thousandth of a percent).  Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the notes on the maturity date would equal 100.000% of the stated principal amount of a note, based on the corresponding hypothetical final underlier value (expressed as a percentage of the initial underlier value) and the assumptions noted above.

The Notes Have Not Been Automatically Called

Hypothetical Final Underlier Value (as Percentage of Initial Underlier Value)	Hypothetical Cash Settlement Amount (at Maturity) (as Percentage of Stated Principal Amount)
200.000%	139.800%
175.000%	139.800%
150.000%	139.800%
138.920%	139.800%
105.000%	139.800%
100.000%	139.800%
95.000%	139.800%
75.000%	139.800%
70.000%	93.333%
50.000%	66.667%
25.000%	33.333%
0.000%	0.000%

If, for example, the notes have not been automatically called on the call observation date and the final underlier value were determined to be 25.000% of the initial underlier value, the cash settlement amount (at maturity) that we would deliver on the notes at maturity would be approximately 33.333% of the stated principal amount of the notes, as shown in the table above.  As a result, if you purchased the notes on the original issue date at the stated principal amount and held them to the maturity date, you would lose approximately 66.667% of your investment.  In addition, if the final underlier value were determined to be 150.000% of the initial underlier value, the cash settlement amount (at maturity) that we would deliver on the notes at maturity would be capped at the stated principal amount plus the maturity date premium (expressed as a percentage of the stated principal amount), or 139.800% of each $1,000 stated principal amount of the notes, as shown in the table above.  As a result, if you held the notes to the stated maturity date, the cash settlement amount (at maturity) would be capped and you would not benefit from any increase in the final underlier value over 75.000% of the initial underlier value.

The table above demonstrates the diminishing benefit of the buffer feature of the notes the lower the final underlier value. For example, if the final underlier value were determined to be 70.000% of the initial underlier value, the cash settlement amount (at maturity) that we would deliver on the notes at maturity would be approximately 93.333% of the stated principal amount of the notes, resulting in an effective buffer (i.e., the difference between the underlier return and your return on the notes) of approximately 23.333%. However, if the final underlier value were determined to be 50.000% of the initial underlier value, the cash settlement amount (at maturity) that we would deliver on the notes at maturity would be approximately 66.667% of the stated principal amount of the notes, resulting in an effective buffer of only approximately 16.667%. The lower the final underlier value, the lower the effective buffer provided by the notes will be.

The cash settlement amounts shown above are entirely hypothetical; they are based on values of the underlier that may not be achieved on the determination date.  The actual cash settlement amount you receive on the maturity date may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes. The actual market value of the notes on the stated maturity date or at any other time, including any time you may wish to sell the notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on the call payment date or at maturity on notes held to the call payment date or the stated maturity date, as applicable, in the examples above assume you purchased the notes at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for the notes. The return on your investment (whether positive or negative) in the notes will be affected by the amount you pay for the notes. If you purchase the notes for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Summary Risk Factors — The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” in this pricing supplement.

We cannot predict the closing value of the underlier on the call observation date or the determination date or what the value of the notes will be on any particular day, nor can we predict the relationship between the underlier value and the value of the notes at any time prior to the maturity date. The actual amount that you will receive, if any, on the call payment date or at maturity and the return on the notes will depend on whether the notes are automatically called and the actual final underlier value as determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of the notes, if any, on the call payment date or on the maturity date may be very different from the information reflected in the table and examples above.

SUMMARY RISK FACTORS

An investment in the notes is significantly riskier than an investment in conventional debt securities.  The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlier.  Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes.  You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes.  You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You May Lose Some or All of Your Investment

Unlike conventional debt securities, the notes do not repay a fixed amount of principal at maturity. If the notes are not automatically called on the call observation date, your payment at maturity will depend on the performance of the underlier. If the underlier depreciates by more than the buffer amount, you will receive less than the stated principal amount of the notes at maturity.  You should understand that any depreciation of the underlier beyond the buffer amount will result in a loss of more than 1% of the stated principal amount for each 1% by which the depreciation exceeds the buffer amount, which will progressively offset any protection that the buffer amount would offer. Accordingly, the lower the final underlier value, the less benefit you will receive from the buffer.  There is no minimum payment at maturity, and you may lose up to all of your investment.

The Notes Do Not Pay Interest

Unlike conventional debt securities, the notes do not pay interest. You should not invest in the notes if you seek current income during the term of the notes.

Your Potential Return On the Notes Is Limited

Your potential total return on the notes on the call payment date or at maturity is limited by the call premium or the maturity date premium, as applicable.  Any increase in the closing value of the underlier on the call observation date or the final underlier value on the determination date, as applicable, over the initial underlier value will not increase your return on the notes.

The Notes Are Subject to Automatic Redemption

If the notes are automatically called on the call observation date, your potential return on the notes is limited to the call premium on the call payment date. If the closing value of the underlier is greater than or equal to the call level on the call observation date, we will pay you the stated principal amount of the notes along with the call premium, regardless of how significantly the closing value of the underlier on the call observation date may exceed the call level. Accordingly, the call premium may result in a return on the notes that is significantly less than the return you could have achieved on a direct investment in the underlier. In addition, the call premium you receive if the notes are called on the call observation date may be significantly less than the return you could have achieved if the notes had not been automatically called and you had been able to receive the maturity date premium amount.

The Term of the Notes May Be as Short as Approximately 517 Days

If the closing value of the underlier on the call observation date, which is scheduled to occur approximately 517 days after the trade date, is greater than or equal to the call level, the notes will be automatically called.

Investing in the Notes Is Not Equivalent to Investing in the Underlier

You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the underlier. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes.

Your Return on the Notes Depends on the Closing Values of the Underlier on Only Two Days

Because your return on the notes depends on the closing values of the underlier on the call observation date or the determination date, as applicable, you are subject to the risk that the closing values of the underlier on those days may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested in another instrument linked to the underlier that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing values of the underlier, you might have achieved better returns.

The Notes Are Subject to the Credit Risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

The Notes Will Not Be Listed on Any Securities Exchange and You May Not Be Able to Sell Them Prior to Maturity

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy the notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

The Estimated Value of the Notes on the Trade Date, Based on CGMI’s Proprietary Pricing Models and Our Internal Funding Rate, Is Less than the Issue Price

The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs also include a fee paid to iCapital Markets LLC, an electronic platform in which an affiliate of Goldman Sachs & Co. LLC, who is acting as a dealer in connection with the distribution of the notes, holds an indirect minority equity interest, for services it is providing in connection with this offering. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The Estimated Value of the Notes Would Be Lower if It Were Calculated Based on Our Secondary Market Rate” below.

The Estimated Value of the Notes Was Determined for Us by Our Affiliate Using Proprietary Pricing Models

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlier, dividend yield on the underlier and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

The Estimated Value of the Notes Would Be Lower if It Were Calculated Based on Our Secondary Market Rate

The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

The Estimated Value of the Notes Is Not an Indication of the Price, if Any, at Which CGMI or Any Other Person May Be Willing to Buy the Notes From You in the Secondary Market

Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors

The value of the notes prior to maturity will fluctuate based on the value and volatility of the underlier and a number of other factors, including the value and volatility of the stocks held by the underlier issuer, the dividend yields on the underlier and the stocks held by the underlier issuer, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the value of the underlier may not result in a comparable change in the value of the notes. You should understand that the value of the notes at any time prior to maturity may be significantly less than the issue price.

If the Value of the Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the underlier.  Changes in the value of the underlier may not result in a comparable change in the market value of your notes.  We discuss some of the reasons for this disparity under “— The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” above.

Immediately Following Issuance, Any Secondary Market Bid Price Provided by CGMI, and the Value That Will Be Indicated on Any Brokerage Account Statements Prepared by CGMI or Its Affiliates, Will Reflect a Temporary Upward Adjustment

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

Our Offering of the Notes Does Not Constitute a Recommendation of the Underlier

The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlier is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlier, in stocks held by the underlier issuer or in instruments related to the underlier or such stocks and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlier. These and other activities of our affiliates may affect the value of the underlier in a way that has a negative impact on your interests as a holder of the notes.

The Value of the Underlier May Be Adversely Affected by Our or Our Affiliates’ Hedging and Other Trading Activities

We have hedged our obligations under the notes through CGMI or other of our affiliates, or through a dealer participating in this offering or its affiliates, who have taken positions directly in the underlier or the stocks held by the underlier issuer and other financial instruments related to the underlier or such stocks and may adjust such positions during the term of the notes. Our affiliates also trade the underlier or stocks held by the underlier issuer and other financial instruments related to the underlier or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. Any dealer participating in the offering of the notes or its affiliates may engage in similar activities. These activities could affect the value of the underlier in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates or any dealer or its affiliates while the value of the notes declines. If the dealer from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

We and Our Affiliates May Have Economic Interests That Are Adverse to Yours as a Result of Our Affiliates’ Business Activities

Our affiliates may currently or from time to time engage in business with the underlier issuer or issuers of the stocks held by the underlier issuer, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests. Any dealer participating in the offering of the notes or its affiliates may engage in similar activities.

Even if the Underlier Issuer Pays a Dividend That It Identifies as Special or Extraordinary, No Adjustment Will Be Required Under the Notes For That Dividend Unless It Meets the Criteria Specified in the Accompanying Product Supplement

In general, an adjustment will not be made under the terms of the notes for any cash dividend paid on the underlier unless the amount of the dividend per share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per share in the most recent fiscal quarter by an amount equal to at least 10% of the closing value of the underlier on the date of declaration of the dividend. Any dividend will reduce the closing value of the underlier by the amount of the dividend per share. If the underlier issuer pays any dividend for which an adjustment is not made under the terms of the notes, holders of the notes will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” beginning on page EA-29 in the accompanying product supplement.

The Notes Will Not Be Adjusted for All Events That Could Affect the Value of the Underlier

For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above.  Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event.  Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the underlier would not.

The Notes May Become Linked to Shares of an Issuer Other Than the Original Underlier Issuer Upon the Occurrence of a Reorganization Event or Upon the Delisting of the Underlier

For example, if the underlier issuer enters into a merger agreement that provides for holders of the underlier to receive shares of another entity, the shares of such other entity will become the underlier for all purposes of the notes upon consummation of the merger. Additionally, if the underlier is delisted or is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlier.  See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments,” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Important Determinations With Respect to the Notes

If certain events occur, such as market disruption events, events with respect to the underlier issuer that may require a dilution adjustment or the delisting of the underlier, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

The Value and Performance of the Underlier May Not Completely Track the Performance of Its Underlying Index or the Net Asset Value Per Share of the Underlier

The underlier issuer does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the underlier will reflect additional transaction costs and fees that are not included in the calculation of the underlying index. All of these factors may lead to a lack of correlation between the performance of the underlier and the underlying index. In addition, corporate actions with respect to the equity securities constituting the underlying index or held by the underlier issuer (such as mergers and spin-offs) may impact the variance between the performances of the underlier and the underlying index. Finally, because the underlier is traded on NYSE Arca, Inc. and is subject to market supply and investor demand, the market value of the underlier may differ from the net asset value per share of the underlier.

During periods of market volatility, securities underlying the underlier may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlier and the liquidity of the underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlier. Further, market volatility may adversely affect, sometimes materially, the values at which market participants are willing to buy and sell the underlier. As a result, under these circumstances, the market value of the underlier may vary substantially from the net asset value per share of the underlier. For all of the foregoing reasons, the performance of the underlier may not correlate with the performance of the underlying index and/or the net asset value per share of the underlier, which could materially and adversely affect the value of the notes in the secondary market and/or reduce your payment at maturity.

There is No Assurance That an Active Trading Market Will Continue for the Underlier or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlier is Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the underlier is listed for trading on the NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the underlier or that there will be liquidity in the trading market.

In addition, the underlier issuer is subject to management risk, which is the risk that the underlier issuer’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. The underlier issuer is also not actively managed and may be affected by a general decline in market segments relating to the underlying index. The underlier issuer invests in securities included in, or representative of, the underlying index regardless of their investment merits. The underlier issuer does not attempt to take defensive positions in declining markets. In addition, the underlier issuer may be permitted to engage in securities lending with respect to a portion of underlier’s total assets, which could subject the underlier to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all.

In addition, the underlier is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories.

Further, the underlier is subject to listing standards adopted by the securities exchange on which the underlier is listed for trading. There can be no assurance that the underlier will continue to meet the applicable listing requirements, or that the underlier will not be delisted.

The Underlier May Be Disproportionately Affected by the Performance of a Small Number of Stocks

A significant portion of the weight of the underlier is concentrated in only a few underlier stocks. As a result, a decline in the prices of one or more of these stocks, including as a result of events negatively affecting one or more of these companies, may have the effect of significantly lowering the level of the underlier even if none of the other underlier stocks are affected by such events. Because of the weighting of the holdings of the underlier, the cash settlement amount you receive at maturity could be less than the amount you would have received if you had invested in a product linked to an underlier that capped the maximum weight of any one underlier stock to a low amount or that equally weighted all underlier stocks.

The Underlier Is Subject to Risks Associated With Non-U.S. Markets

Investments in securities linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. In addition, the underlier may include companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

Fluctuations in Exchange Rates Will Affect the Closing Value of the Underlier

Because the underlier includes securities that trade outside the United States and the closing value of the underlier is based on the U.S. dollar value of those securities, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to the relevant country, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor’s net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the securities held by the underlier, the price of the underlying shares of the underlier will be adversely affected for that reason alone and your return on the securities may be reduced. Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States and other countries important to international trade and finance.

Investing in the Notes Exposes Investors to Risks Associated with Investments in Securities with a Concentration in the Gold and Silver Mining Industries

The underlier is subject to risks associated with the gold and silver mining industries. The equity securities included in the MarketVector Global Gold Miners Index and that are generally tracked by the underlier are common stocks and American depositary receipts (“ADRs”) of companies primarily engaged in mining for gold and silver. The shares of the underlier may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector.

Because the underlier invests primarily in common stocks and ADRs of companies that are involved in the gold mining industries, the underlying shares of the underlier are subject to certain risks associated with such companies. Competitive pressures may have a significant effect on the financial condition of such companies in the gold mining industry. Also, gold mining companies are highly dependent on the price of gold. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

The underlier invests, to a lesser extent, in common stocks and ADRs of companies involved in the silver mining industry. Silver mining companies are highly dependent on the price of silver. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware.

The Underlier Changed the Underlying Index That It Tracks in September 2025.

Prior to market close on September 19, 2025, the underlier tracked the NYSE Arca Gold Miners Index. After market close on September 19, 2025, the underlier began tracking the MarketVector Global Gold Miners Index instead. The MarketVector Global Gold Miners Index differs from the NYSE Arca Gold Miners Index, including in the use of different market capitalization criteria for inclusion in the index and different weighting schemes. Accordingly, the composition of the underlier changed as a result of this transition. In connection with this change, the underlier may have experienced, and may continue to experience, additional portfolio turnover, and the underlier may have incurred, and may continue to incur, higher tracking error than had been typical for the underlier. This change could have adversely affected, and may continue to adversely affect, the performance of the underlier and, in turn, your return on the securities. In addition, when evaluating the historical performance of the underlier included below, you should bear in mind that the historical performance of the underlier might have been meaningfully different had the underlier tracked the MarketVector Global Gold Miners Index prior to September 19, 2025.

We May Sell an Additional Aggregate Stated Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the notes subsequent to the date of this pricing supplement.  The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to the Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Stated Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the stated principal amount of the notes, then the return on your investment in such notes held to the call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at the stated principal amount. If you purchase the notes at a premium to the stated principal amount and hold them to the call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the stated principal amount or a discount to the stated principal amount. In addition, the impact of the buffer level on the return on your investment will depend upon the price you pay for the notes relative to the stated principal amount. For example, if you purchase the notes at a premium to the stated principal amount, and the notes have not been automatically called, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at the stated principal amount or a discount to the stated principal amount.

Changes Made by the Investment Adviser to the Underlier Issuer or by the Sponsor of Its Underlying Index May Adversely Affect the Underlier

We are not affiliated with the investment adviser to the underlier issuer or with the sponsor of the index underlying the underlier. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlier issuer or the index underlying the underlier. Such changes could be made at any time and could adversely affect the performance of the underlier.

The U.S. Federal Tax Consequences of an Investment in the Notes Are Unclear

There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. Even if the treatment of the notes as prepaid forward contracts is respected, a note may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE UNDERLIER

The VanEck® Gold Miners ETF is an exchange-traded fund that seeks to track as closely as possible, before fees and expenses, the price and yield performance of the MarketVector Global Gold Miners Index. The MarketVector Global Gold Miners Index is a float-adjusted modified market capitalization-weighted index that tracks the performance of companies involved primarily in the gold and silver mining industry. The VanEck® Gold Miners ETF is an investment portfolio of VanEck® ETF Trust. Prior to market close on September 19, 2025, the VanEck® Gold Miners ETF’s benchmark index was the NYSE Arca Gold Miners Index.

Information provided to or filed with the SEC by VanEck ETF Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the VanEck® Gold Miners ETF trade on the NYSE Arca under the ticker symbol “GDX.”

Please refer to the section “Fund Descriptions—The VanEck ETFs” in the accompanying underlying supplement for additional information. In addition, information about the underlier is available on the underlier issuer’s website. We are not incorporating by reference the website or any material it includes in this document. Neither the issuer nor CGMI makes any representation that such publicly available information regarding the underlier is accurate or complete.

Historical Closing Values of the Underlier

The closing value of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing value of the underlier during the period shown below is not an indication that the closing value of the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical values of the underlier as an indication of the future performance of the underlier. We cannot give you any assurance that the future performance of the underlier will result in your receiving an amount greater than the stated principal amount of your notes on the maturity date or the notes being called on the call observation date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier.  The actual performance of the underlier over the life of the notes, as well as the cash settlement amount, may bear little relation to the historical values shown below.

The graph below shows the closing value of the underlier for each day such value was available from January 4, 2021 to September 8, 2026. We obtained the closing values from Bloomberg L.P., without independent verification.

The closing value of the underlier on September 8, 2026 was $98.41.

UNITED STATES FEDERAL TAX CONSIDERATIONS

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a note should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a note, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the note. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a note should be long-term capital gain or loss if you held the note for more than one year.

Even if the treatment of the notes as prepaid forward contracts is respected, your purchase of a note may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your notes would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your notes, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the notes. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Forward Contracts—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

VALUATION OF THE NOTES

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time.  See “Summary Risk Factors — The Notes Will Not Be Listed on Any Securities Exchange and You May Not Be Able to Sell Them Prior to Maturity.”

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Citigroup Global Markets Holdings Inc. or Citigroup Inc., the indenture, the notes, the related guarantee (together with the indenture and the notes, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security.

In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 25, 2026, which has been filed as an exhibit to the Registration Statement on Form S-3 by Citigroup Global Markets Holdings Inc. and Citigroup Inc. on February 25, 2026, that the Documents have been duly authorized, executed, authenticated (if applicable) and delivered by, and are each a valid, binding and enforceable agreement of, each party thereto (other than as expressly covered above in respect of Citigroup Global Markets Holdings Inc. and Citigroup Inc.) and that the terms of the notes and the issuance, execution, delivery and performance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. of the notes and the related guarantee do not contravene, or constitute a default under, any judgment, injunction, order or decree or any agreement or other instrument binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc.

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